Exhibit 99.1

Investor Group Completes Acquisition of Blue Nile

SEATTLE – February 17, 2017 – Leading online jeweler Blue Nile (NASDAQ: NILE) today announced the successful completion of the acquisition of the Company by an Investor Group, comprised of Bain Capital Private Equity, Bow Street and Adama Partners, for $40.75 per share in cash. The transaction, originally announced on November 7, 2016, was approved by Blue Nile’s shareholders on February 2, 2017.

“Blue Nile has disrupted and transformed the way consumers shop for and purchase diamonds and fine jewelry by creating price transparency while simultaneously providing value to suppliers,” said Blue Nile Chairman, CEO and President Harvey Kanter. “As we enter the next phase of growth, Blue Nile will continue to expand our vision and focus on putting the customer first by reaching them the way they prefer to shop whether it’s a computer, mobile device, or in one of our Webrooms.”

“Blue Nile is a unique business with a strong platform in an industry that is rapidly evolving and migrating online,” said Ryan Cotton, a Managing Director at Bain Capital Private Equity. “We are excited to partner with Bow Street, as well as with Adama Partners who brings a great deal of industry experience, in order to help Blue Nile continue to lead the transformation of the customer purchase experience in engagement rings and fine jewelry.”

As a result of the completion of the transaction, trading in Blue Nile’s common stock on the NASDAQ will be suspended effective Tuesday, February 21, 2017.

BofA Merrill Lynch served as exclusive financial advisor to Blue Nile, and Wilson Sonsini Goodrich & Rosati served as its legal advisor. Goldman Sachs & Co provided debt for the transaction, and Kirkland & Ellis LLP served as legal advisor to the Investor Group.

About Blue Nile, Inc.

Blue Nile, Inc. is a leading online jeweler. The company offers a smarter way to buy engagement rings, wedding rings, and fine jewelry by providing in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. Blue Nile has some of the highest quality standards in the industry and offers thousands of independently graded diamonds and fine jewelry at prices significantly below traditional retail. Blue Nile can be found online at www.bluenile.com and in its Webrooms in Long Island, New York, White Plains, New York, Portland, Oregon, Fairfax County, Virginia, and Bellevue, Washington.

About Bain Capital Private Equity

Bain Capital Private Equity (www.baincapitalprivateequity.com) has partnered closely with management teams to provide the strategic resources that build great companies and help them thrive since our founding in 1984. Our team of more than 400 investment professionals creates value for our portfolio companies through our global platform and depth of expertise in key vertical industries including consumer/retail, financial and business services, healthcare, industrials, and technology, media and telecommunications. In addition to private equity, Bain Capital invests across asset classes including credit, public equity and venture capital, and leverages the firm’s shared platform to capture opportunities in strategic areas of focus.

About Bow Street LLC

Founded in 2011, Bow Street is a New York-based investment manager that partners with institutional investors and family offices globally to invest opportunistically across public and private securities.

About Adama Partners

Adama Partners is a New York-based firm that focuses on the global diamond, gemstone and jewelry industry. Adama Partners builds and operates transformational or high-impact businesses across the industry value chain leveraging unique and proprietary knowledge in supply analytics, product sourcing, pricing, manufacturing, branding and distribution.

Media Contacts:

For Blue Nile:

Josh Holland

(206) 336-6773

joshh@bluenile.com

For Bain Capital Private Equity:

Stanton

Alex Stanton

astanton@stantonprm.com

(212) 780-0701

Charlyn Lusk

clusk@stantonprm.com

(646) 502-3549

For Bow Street LLC:

Jonathan Gasthalter/Nathaniel Garnick

Gasthalter & Co.

jg@gasthalter.com

(212) 257-4170

Nathaniel K. Garnick

Gasthalter & Co.

NG@gasthalter.com

m. (617) 645-5165

o. (212) 257-4170

For Adama Partners:

Hayley Eden

hayley@adamapartners.com

(212) 869 4115